Exhibit 5

KENNEDY & BARIS, L.L.P.
ATTORNEYS AT LAW
SUITE P-15
4701 SANGAMORE ROAD
TEXAS OFFICE:	BETHESDA, MD 20816	WASHINGTON DC OFFICE:
SUITE 800	(301) 229-3400	SUITE 320
112 EAST PECAN STREET	FAX: (301) 229-2443	1225 NINETEENTH STREET, NW
SAN ANTONIO, TX 78205		WASHINGTON, DC 20036
(210) 228-9500		(202) 835-0313
FAX: (210) 228-0781		FAX: (202) 835-0319

January 29, 2007

Board of Directors

Eagle Bancorp, Inc.

7815 Woodmont Avenue

Bethesda, Maryland 20814

Re:  Registration Statement on Form S-3 – Dividend Reinvestment Plan

Gentlemen:

As counsel to Eagle Bancorp, Inc. (the “Company”) we have participated in the preparation of the Company’s Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, relating to the proposed public offering, of 500,000 shares of the Company’s common stock, pursuant to the Company’s Dividend Reinvestment Plan (the “Shares”).

As counsel to the Company, we have examined such corporate records, certificates and other documents of the Company, and made such examinations of law and inquiries of such officers of the Company, as we have deemed necessary or appropriate for purposes of this opinion.  Based upon such examinations we are of the opinion that the Shares, when sold in the manner and to the extent set forth in the Registration Statement, will be duly authorized, validly issued, fully paid and non-assessable shares of the common stock of the Company.

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement on Form S-3 filed by the Company and the reference to our Firm under the caption “Legal Matters” in the prospectus forming a part of the Registration Statement.

Sincerely,

/s/ Kennedy & Baris, L.L.P.